EXHIBIT 99.1

ITG Reports Third Quarter 2014 Results

Strong European Performance and Profitability in Asia Pacific Offset Challenging

North American Volumes

NEW YORK, November 3, 2014 — ITG (NYSE: ITG), an independent execution and research broker, today reported results for the quarter ended September 30, 2014.

Third quarter 2014 highlights included:

•                  Net income of $11.4 million, or $0.32 per diluted share compared to net income of $7.7 million, or $0.20 per diluted share for the third quarter of 2013. Net income for the third quarter of 2014 includes a net tax benefit of $2.4 million, or $0.07 per diluted share, from resolving a multi-year contingency in the U.S.

•                  Revenues of $134.8 million, compared to revenues of $127.6 million in the third quarter of 2013.

•                  Expenses of $122.7 million, compared to expenses of $116.9 million in the third quarter of 2013.

•                  Average daily trading volume in the U.S. of 146.7 million shares versus 154.6 million shares in the third quarter of 2013.  POSIT® average daily U.S. volume was 71.5 million shares compared to 66.4 million shares in the third quarter of 2013.  Total average daily volume traded through POSIT Alert® was 14.3 million shares compared to 16.1 million in the third quarter of 2013.

•                  In Europe, average daily value traded in POSIT was $951 million, compared with $652 million in the third quarter of 2013.  Total average daily value traded through POSIT Alert rose more than 100% in the third quarter of 2014 compared with the prior-year period.

•                  An annualized return on average equity of 10.8%, compared with 7.6% in the third quarter of 2013. On a year-to-date basis, annualized return on average equity is 12.1% compared to 6.9% for the nine months ended September 30, 2013.

•                  The repurchase of 520,000 shares of common stock under ITG’s authorized share repurchase program for a total of $9.1 million.  Repurchases since the first quarter of 2010 have totaled $177.0 million for a total of 12.6 million shares, resulting in a decrease in shares outstanding, net of issuances, of more than 20%.

Revenues from U.S. operations were $72.5 million in the third quarter of 2014 compared to $76.8 million in the third quarter of 2013.  ITG’s U.S. operations reported net income of $2.8 million in the third quarter of 2014, flat as compared to net income in the third quarter of 2013. The overall revenue capture rate per share in the U.S. was $0.0046, down from $0.0049 in the third quarter of 2013.  While the average rate from buy-side clients remains strong, the decline in the overall average rate was due in large part to an increase in the percentage of volume from sell-side clients.

ITG’s International revenues were $62.2 million in the third quarter of 2014 compared to $50.7 million in the third quarter of 2013.  European revenues were $31.7 million, up 40% from the third quarter of 2013.  Canadian revenues were $17.9 million, up 2% versus the third quarter of 2013 while Asia Pacific revenues were $12.6 million, up 20% from the third quarter of 2013. ITG’s International operations reported net income of $8.5 million in the third quarter of 2014 versus net income of $4.9 million in the third quarter of 2013, an increase of 73%.

“Strong international performance continues to be a crucial driver of our overall profitability,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “We believe our geographic diversification and the ongoing expansion into new asset classes will enable us to deliver improved shareholder returns in the years ahead,” added Mr. Gasser.

Year-to-Date Results

For the first nine months of 2014, revenues were $410.8 million and net income was $37.9 million, or $1.04 per diluted share.  For the first nine months of 2013, revenues were $398.9 million, net income was $21.4 million, or $0.56 per diluted share, and adjusted net income was $27.4 million, or $0.72 per diluted share.

The discussion of results above includes adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to GAAP results.

Conference Call

A conference call to discuss the firm’s results will be held at 11:00 am ET on November 3, 2014.  Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation will be available on ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10053483.  The replay will be available starting approximately one hour after the completion of the conference call.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2013 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and regulatory scrutiny, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Commissions and fees	$102,900	$98,378	$317,777	$310,254
Recurring	26,452	25,761	77,004	77,384
Other	5,421	3,419	16,067	11,263
Total revenues	134,773	127,558	410,848	398,901

Expenses:
Compensation and employee benefits	52,408	49,664	156,305	150,415
Transaction processing	21,561	19,790	62,166	63,821
Occupancy and equipment	14,937	15,821	45,000	53,082
Telecommunications and data processing services	12,942	12,649	38,294	40,465
Other general and administrative	20,281	18,351	60,101	56,887
Restructuring charges	—	—	—	(75)
Interest expense	566	593	1,796	1,894
Total expenses	122,695	116,868	363,662	366,489
Income before income tax expense	12,078	10,690	47,186	32,412
Income tax expense	713	2,975	9,275	10,989
Net income	$11,365	$7,715	$37,911	$21,423

Income per share:
Basic	$0.32	$0.21	$1.06	$0.58
Diluted	$0.32	$0.20	$1.04	$0.56

Basic weighted average number of common shares outstanding	35,093	36,544	35,628	36,956
Diluted weighted average number of common shares outstanding	36,026	37,781	36,599	38,214

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Supplemental Financial Data (unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues by Geographic Region:
U.S. Operations	$72,540	$76,843	$225,531	$242,687
Canadian Operations	17,946	17,575	55,194	56,224
European Operations	31,677	22,663	95,605	65,407
Asia Pacific Operations	12,610	10,477	34,518	34,583
Total Revenues	$134,773	$127,558	$410,848	$398,901

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues by Product Group:
Electronic Brokerage	$68,663	$66,234	$214,740	$210,597
Research, Sales and Trading	30,470	26,683	90,026	80,236
Platforms	23,570	23,151	70,636	72,845
Analytics	11,612	11,177	34,413	34,447
Corporate (non-product)	458	313	1,033	776
Total Revenues	$134,773	$127,558	$410,848	$398,901

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$228,461	$261,897
Cash restricted or segregated under regulations and other	71,038	71,202
Deposits with clearing organizations	33,635	74,771
Securities owned, at fair value	21,943	7,436
Receivables from brokers, dealers and clearing organizations	2,094,468	1,018,342
Receivables from customers	1,376,047	591,004
Premises and equipment, net	59,484	66,171
Capitalized software, net	38,072	37,892
Goodwill, net	14,332	—
Intangibles, net	32,700	31,201
Income taxes receivable	539	54
Deferred taxes	30,864	34,130
Other assets	23,411	15,787
Total assets	$4,024,994	$2,209,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$186,145	$175,931
Short-term bank loans	89,926	73,539
Payables to brokers, dealers and clearing organizations	1,660,229	1,025,268
Payables to customers	1,611,985	469,264
Securities sold, not yet purchased, at fair value	22,856	2,953
Income taxes payable	14,156	14,805
Deferred taxes	1,141	363
Term debt	20,937	30,332
Total liabilities	3,607,375	1,792,455
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,229,962 and 52,158,374 shares issued at September 30, 2014 and December 31, 2013, respectively	522	522
Additional paid-in capital	237,561	240,057
Retained earnings	474,481	436,570
Common stock held in treasury, at cost; 17,444,851 and 16,005,500 shares at September 30, 2014 and December 31, 2013, respectively	(295,995)	(268,253)
Accumulated other comprehensive income (net of tax)	1,050	8,536
Total stockholders’ equity	417,619	417,432
Total liabilities and stockholders’ equity	$4,024,994	$2,209,887

INVESTMENT TECHNOLOGY GROUP, INC.

Non-GAAP Financial Measures

In evaluating ITG’s financial performance, management reviews results from operations, which excludes non-operating items.  Adjusted net income, and related per share amounts, and adjusted   earnings before interest, taxes, depreciation and amortization (EBITDA) are non-GAAP performance measures that the Company believes are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. These measures should be viewed in addition to, and not in lieu of, ITG’s reported results under GAAP.

Reconciliation of US GAAP Results to Adjusted Results

(In thousands, except share amounts)

Nine Months Ended September 30, 2013
(unaudited)
Consolidated
Total revenues	$398,901

Total expenses	366,489
Less:
Restructuring charges (1)	75
Duplicate rent charges (2)	(2,568)
Office move (3)	(3,910)
Adjusted expenses	360,086

Income before income tax expense	32,412
Effect of adjustments	6,403
Adjusted pre-tax income	38,815

Income tax expense	10,989
Tax effect of adjustments (4)	405
Adjusted income tax expense	11,394

Net income	21,423
Net effect of adjustments	5,998
Adjusted net income	$27,421

Diluted earnings per share	$0.56
Net effect of adjustments	0.16
Adjusted diluted earnings per share	$0.72

Notes:

(1)         In the second quarter of 2013, the Company incurred $1.6 million to implement a restructuring plan to close its technology research and development facility in Israel and migrate that function to an outsourced service provider model.  This plan primarily focused on reducing costs by limiting ITG’s geographic footprint while maintaining the necessary technological expertise via a consulting arrangement. The Company also reduced previously recorded 2012 and 2011 restructuring accruals of $1.6 million to reflect the sub-lease of previously vacated office space and certain legal and other employee-related charges deemed unnecessary.

(2)         During the fourth quarter of 2012, ITG began the build out of its new lower Manhattan headquarters while continuing to occupy its then-existing headquarters in midtown Manhattan.  As a result, ITG incurred duplicate rent charges through June 2013.

(3)         In the second quarter of 2013, ITG moved into its new headquarters and incurred a one-time charge, which included a reserve for the remaining lease obligation at the previous midtown Manhattan headquarters.

(4)         The restructuring plan referred to in (1) above triggered the recognition of a tax charge of $1.6 million associated with the anticipated withdrawal of capital from the closure of the Israeli facility.

Reconciliation of Adjusted Earnings

Before Interest, Taxes, Depreciation, and Amortization

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Income (1)(2)	$11,365	$7,715	$37,911	$21,423
Impact of adjustments, after-tax	—	—	—	5,998
Adjusted net income	11,365	7,715	37,911	27,421

Deduct:
Investment income	(279)	(258)	(838)	(710)

Add Back:
Interest expense	566	593	1,796	1,894
Provision for income taxes	713	2,975	9,275	10,989
Tax effect of adjustments	—	—	—	405
Depreciation and Amortization	12,024	13,383	37,889	40,281
Adjusted earnings before interest, taxes, depreciation, and amortization	$24,389	$24,408	$86,033	$80,280

Notes:

(1)         Net income includes pre-tax charges for stock-based compensation of $4.2 million and $4.9 million for the three months ended September 30, 2014 and 2013, respectively

(2)         Net income includes pre-tax charges for stock-based compensation of $12.5 million and $15.1 million for the nine months ended September 30, 2014 and 2013, respectively

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